Exhibit 10.1

Daniel Haley Senior Vice President and General Counsel athenahealth, Inc. 311 Arsenal Street Watertown, MA 02472 dhaley@athenahealth.com

July 10, 2017

BY EMAIL (kstubelis@athenahealth.com)
Karl Stubelis
[address omitted]

Dear Karl:

The purpose of this letter agreement (this “Agreement”) is to confirm the terms of the remainder of your employment with athenahealth, Inc. (the “Company”) and your separation from the Company. If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one (21) days following the date you receive it. You may revoke this Agreement at any time during the seven-day period immediately following the date of your signing by notifying me in writing of your revocation within that period. If you revoke this Agreement as described in the preceding sentence, then this Agreement shall not take effect. If you do not revoke this Agreement, then, on the eighth day following the date that you signed it, this Agreement shall take effect as a legally binding agreement between you and the Company on the basis set forth herein.

1.Transition Period and Separation Date.

(a)    As we have discussed, effective as of July 10, 2017 (the “Transition Date”) through the date that your employment terminates (the “Separation Date”), you will continue to be employed by the Company on a full-time basis. Provided that you comply in full with your obligations hereunder, it is expected that the Separation Date will be July 21, 2017. The period beginning on the Transition Date and concluding on the Separation Date is hereinafter referred to as the “Transition Period.”

(b)    During the Transition Period, you will continue to receive your base salary, payable at the rate in effect as of the date hereof, and to participate in all employee benefit plans of the Company in accordance with the terms of those plans.

Exhibit 10.1

(c)    During the Transition Period, you will continue to perform your regular duties as the Company’s Chief Financial Officer, and any other duties assigned to you from time to time by the Chief Executive Officer of the Company or his designee, and will assist with the smooth transition of your duties and responsibilities to the Company’s designees. You agree that, during the Transition Period, you will continue to devote your best professional efforts to the Company, and that you will continue to abide by all Company policies and procedures as in effect from time to time. You will not incur any business expenses, except as necessary for the performance of your regular job duties in the ordinary course of business, during the Transition Period without the advance approval of the Chief Executive Officer or his designee. During the Transition Period, except as necessary for the performance of your regular job duties in the ordinary course of business, you shall have no authority to, and you shall not attempt to, take any action on behalf of the Company, bind the Company to any third party, or hold yourself out as a representative or agent of the Company, without the prior written consent of the Chief Executive Officer or his designee.
(d)    The Company may terminate your employment at any time during the Transition Period upon notice to you. If the Company terminates your employment for Cause (as defined herein), you will not be eligible to receive the severance benefits described in Section 3 hereof, but this Agreement shall otherwise remain in full force and effect. For purposes of this Agreement, Cause, as determined by the Company in its reasonable judgment exercised in good faith, means (i) your failure to perform, or gross negligence in the performance of, your duties and responsibilities to the Company or any of its Affiliates; (ii) your material breach of this Agreement or any other agreement between you and the Company or any of its Affiliates; (iii) your commission of a felony or other crime involving moral turpitude; or (iv) other conduct by you that is harmful to the business interests or reputation of the Company or any of its Affiliates. For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

(e)    For the avoidance of doubt, if you voluntarily terminate your employment with the Company prior to July 21, 2017, then you shall not be eligible to receive the severance benefits described in Section 3 hereof, but this Agreement shall otherwise remain in full force and effect.

2.    Final Salary and Vacation Pay. You will receive pay for all work you performed for the Company through the Separation Date, to the extent not previously paid, as well as pay, at your final base rate of pay, for any vacation days you earned but had not used as of the Separation Date, determined in accordance with Company policy and as reflected on the books of the Company. You will receive the payments described in this Section 2 regardless of whether or not you sign this Agreement.

Exhibit 10.1

3.    Severance Benefits. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations under it, including without limitation your obligation to execute a post-employment general release and waiver of claims in the form attached hereto as Exhibit A (the “Release):
(a)    the Company will continue to employ you during the Transition Period on the terms described in Section 1 hereof;

(b)    the Company will continue to pay you your salary, at your final base rate of pay, for a period of twelve (12) months following the Separation Date; and

(c)    the Company will permit certain of your restricted stock units to continue to vest through their next scheduled vesting date, as shown on Exhibit B hereto. For the avoidance of doubt, any other restricted stock units that are not vested on the Separation Date and do not continue to vest pursuant to this Section 3(c) shall terminate and be forfeited on the Separation Date. Further, all of your Performance Stock Units (“PSUs”), including without limitation the PSUs granted to you in March 2017, shall terminate and be forfeited on the Separation Date. Other than the continued vesting described in this Section 3(c), your restricted stock units will be administered in accordance with the terms of their original grants.
The payments described in Section 3(b) will be made in the form of salary continuation, and will begin on the next regular Company payday which is at least seven (7) business days following both the effective date of the Release and the date that the Release, signed by you, is received by the Company. The first payment will be retroactive to the day following the Separation Date.

4.    Acknowledgement of Full Payment and Withholding.
(a)    You acknowledge and agree that the payments provided under Section 2 of this Agreement are in complete satisfaction of any and all compensation due to you from the Company, whether for services provided to the Company or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be provided to you.
(b)    All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

Exhibit 10.1

5.    Status of Employee Benefits, Paid Time Off, Expenses, and Equity.
(a)    Except for any right you may have to continue your participation and that of your eligible dependents in the Company’s medical, dental, and vision plans under the federal law known as “COBRA,” your participation in all employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans. You acknowledge that you will not continue to earn paid time off or other similar benefits after the Separation Date. You will receive information about your COBRA continuation rights under separate cover.

(b)    Within two (2) weeks following the Separation Date, you must submit your final expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse you for your authorized and documented expenses within thirty (30) days of receiving such statement pursuant to its regular business practice.
(c)    Except as otherwise provided in Section 3(c) of this Agreement, your rights and obligations with respect to any stock options, restricted stock units, or other forms of equity interest granted to you by the Company during or in connection with your employment shall be governed by the applicable equity plan(s) and any agreements or other requirements applicable to those options, restricted stock units, or other equity interests. Except as otherwise provided in Section 3(c) of this Agreement, all stock options, restricted stock units, or other equity interests which are unvested as of the Separation Date will be cancelled as of that date.
6.    Continuing Obligations and Non-Disparagement.
(a)    You acknowledge that, during the Transition Period and following the Separation Date, you continue to be bound by your obligations under the Employment Agreement between you and the Company, which you signed on May 19, 2016 (the “Employment Agreement”), that survive the termination of your employment by the terms thereof (the “Continuing Obligations”).
(b)    For the avoidance of doubt, nothing contained in this Agreement, the Release, or the Continuing Obligations limits or in any other way affects your communicating or cooperating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity. You will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or for disclosing a trade secret in a complaint or other document filed in a lawsuit or other proceeding, so long as such filing is made under seal. You may disclose a trade secret to your attorney in connection with filing a lawsuit for retaliation for reporting a suspected violation of law, and you may use

Exhibit 10.1

the trade secret information in that court proceeding, so long as any document containing the trade secret is filed under seal; and you may not otherwise disclose the trade secret, except pursuant to court order. Nothing in this Agreement, the Release, or the Continuing Obligations requires you to obtain prior authorization from the Company before engaging in any conduct described in this Section 6(b), or to notify the Company that you have engaged in any such conduct.
(c)    Subject to Sections 6(b) and 9(b) of this Agreement, you agree that you will never disparage or criticize the Company, its Affiliates, their business, their management, or their products or services, and that you will not otherwise do or say anything that could disrupt the good morale of employees, clients, or prospects of the Company or any of its Affiliates or harm the interests or reputation of the Company or any of its Affiliates. The Company agrees to instruct its Chief Executive Officer and his direct reports to never disparage or criticize you, and to instruct its Chief Executive Officer and his direct reports otherwise not to do or say anything with the intent of harming your interests or reputation.

(d)    In signing this Agreement, you represent and warrant that, since the Transition Date, you have complied with all of your obligations under this Agreement, including without limitation under this Section 6, and the Continuing Obligations.

7.    Return of Company Documents and Other Property. In signing this Agreement, you agree that, during the Transition Period, you will only use or access documents, materials, information, property, or systems of the Company and its Affiliates to the extent necessary to perform the job duties described in Section 1(c) of this Agreement, or with the prior written consent of the Chief Executive Officer or his designee. You further represent and warrant that you will return to the Company upon the Separation Date, or immediately upon such other date as the Company may demand, any and all documents, materials and information (in any form) related to the business of the Company and its Affiliates (present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and all other property of the Company or any of its Affiliates in your possession or control. Further, you represent and warrant that you will not make or retain following the Separation Date any copy or derivation of any documents, materials or information (in any form) of the Company or any of its Affiliates. Recognizing that your employment with the Company will end on the Separation Date, you represent and warrant that you will not, after the Separation Date, for any purpose, attempt to access or use any information, computer, or computer network or system of the Company or any of its Affiliates, including without limitation the electronic mail system. Further, you represent and warrant that you have disclosed to the Company all passwords necessary, desirable, or helpful to obtain access to all information which you have password-protected on any computer equipment, network, or system of the Company or any of its Affiliates.

Exhibit 10.1

8.    Employee Cooperation. You agree to cooperate with the Company and its Affiliates hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement. The Company will reimburse your out-of-pocket expenses incurred in complying with Company requests hereunder, provided such expenses are authorized by the Company in advance.

9.    General Release of Claims.
(a)    In exchange for the severance pay and benefits provided to you under this Agreement, to which you would not otherwise be entitled, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights and claims (“Claims”), whether known or unknown, that you have had in the past, now have, or might now have against the Company, its Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, attorneys, trustees, agents, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”). You hereby release and forever discharge the Released Parties, from any and all such Claims, including without limitation any and all Claims in any way related to, connected with or arising out of your employment or its termination, or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act (ADEA), as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws and statutes of the Commonwealth of Massachusetts and any other state or states in which you have performed work for the Company (each as amended from time to time), any public policy, statutory, contract, tort, or common law, any basis for recovering costs, fees, or other expenses including attorneys’ fees, and/or any other federal, state or local law, regulation or other requirement. You acknowledge and agree that this is a general, and not a limited, release.
(b)    Nothing in this Agreement shall be construed to prohibit or prevent you from filing a charge with or participating in any investigation or proceeding conducted by any federal, state, or local agency, provided, however, that you hereby agree to waive your right to recover monetary damages or other individual relief from the Company or any of its Affiliates in any charge, complaint or lawsuit filed by you or by anyone else on your behalf by, with or before any such agency.
(c)    If any claim is not subject to release, to the extent permitted by law, you hereby waive any right or ability to be a class or collective action representative or to otherwise

Exhibit 10.1

participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which any of the Released Parties is a party.

(d)    This Agreement, including the general release of claims set forth in Section 9(a) above and the general release of claims attached hereto as Exhibit A, creates legally binding obligations and the Company and its Affiliates therefore advise you to consult an attorney before signing this Agreement and the Release. In signing this Agreement, you give the Company and its Affiliates assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity of not less than twenty-one (21) days, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with your immediate family members or your legal or tax advisors; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

(e)    You agree to sign the Release by the later of seven (7) days following the Separation Date and twenty-one (21) days following the date hereof (and in no event before the Separation Date), and not to revoke the Release after you sign it. You further agree that a signed and unrevoked Release is an express condition to your receipt and retention of the severance benefits described in Section 3 above. Failure to sign the Release within this time period will result in a forfeiture of the severance benefits described herein.

10.    Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code (the “Code”) and shall be interpreted and construed consistently with such intent. The payments to you pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible. Each payment made under this Agreement shall constitute a “separately identified” amount within the meaning of Treasury Regulation § 1.409A-2(b)(2). Notwithstanding anything in this Agreement to the contrary, in the event that any amounts payable (or benefits provided) under this Agreement are subject to the provisions of Section 409A of the Code, to the extent determined necessary, the parties agree to amend this Agreement in the least restrictive manner necessary to avoid imposition of any additional tax or income recognition on you under Section 409A of the Code, the final Treasury Regulations and other Internal Revenue Service guidance thereunder (“409A Penalties”); provided, however, that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. In addition, to the extent necessary to comply with Section 409A of the Code, references to Separation Date (and similar phrases) in this Agreement shall be interpreted in a manner that is consistent with the term “separation from service” under Section 409A(a)(2)(A)(i) of the Code and final Treasury Regulations and other Internal Revenue Service guidance thereunder. Notwithstanding any provision of this Agreement to the contrary, if you are a “specified employee” of the Company (as defined in Section 409A of the Code), amounts subject to Code Section 409A that

Exhibit 10.1

would otherwise have been paid to or on behalf of you under the foregoing provisions of this Agreement during the six-month period immediately following the Separation Date shall be paid on the first regular payroll date immediately following the six-month anniversary of the Separation Date.

11.    Nonadmission of Wrongdoing. You agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by the Released Parties of wrongdoing or evidence of any liability or unlawful conduct of any kind.

12.    Employee Representations. In signing this Agreement, you represent and agree that, as of the date you sign this Agreement:

(a)     You have been paid or provided with all compensation, wages, bonuses, commissions, and/or benefits which are due and payable to you through such date;
(b)    You have been granted any leave or accommodation to which you were entitled under the Family and Medical Leave Act, the Americans with Disabilities Act, or related or similar state or local leave or disability accommodation laws;
(c)    You have no known workplace injuries or occupational diseases;
(d)    You have not divulged any proprietary, confidential or privileged information of the Company and will continue to maintain the confidentiality of such information consistent with Company policy, the Continuing Obligations, this Agreement, and your legal obligations;
(e)    You have not been retaliated against for reporting any allegations of wrongdoing by the Company, its Affiliates or their respective officers or employees, including any allegations of corporate fraud; and
(f)    All of the Company’s decisions regarding your employment, the terms and conditions of your employment, and your pay and benefits through the Separation Date were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by applicable law, and were not retaliatory.
13.    Miscellaneous.
(a)    This Agreement constitutes the entire agreement between you and the Company, and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, including without limitation the terms of Section 7(d) of the Employment Agreement, and excluding only (i) the Continuing Obligations, (ii) any loan or other amount you

Exhibit 10.1

owe to the Company, (iii) the most recent indemnification agreement between you and the Company, and (iv) your obligations with respect to the securities of the Company, all of which shall remain in full force and effect in accordance with their terms.
(b)    This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the General Counsel of the Company or his expressly authorized designee. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.
(c)    You agree that, any modifications, material or otherwise, made to this Agreement, do not restart or affect in any manner the original consideration period of 21 days.

(d)    The obligation of the Company to make payments or provide benefits to you or on your behalf under this Agreement, and your right to retain the same, is expressly conditioned upon your continued full performance of your obligations under this Agreement and the Continuing Obligations.
(e)    This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. You agree to submit to the exclusive jurisdiction of the state and federal courts of the Commonwealth of Massachusetts in connection with any dispute arising out of this Agreement.

As described on the first page of this Agreement, if the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one (21) days of the date you receive it. You may revoke this Agreement at any time during the seven-day period immediately following the date of your signing by notifying me in writing of your revocation within that period. If you revoke this Agreement as described in the preceding sentence, then this Agreement shall not take effect. If you do not revoke this Agreement, then, on the eighth day following the date that you signed it, this Agreement shall take effect as a legally binding agreement between you and the Company on the basis set forth above.

Exhibit 10.1

I want to thank you for all of your efforts on behalf of the Company and to wish you well in your future endeavors.

Sincerely,
ATHENAHEALTH, INC.

By:    /s/ Dan Haley__________________________
Daniel Haley,
Senior Vice President and General Counsel
Accepted and agreed:

Signature: /s/ Karl Stubelis_______________
Karl Stubelis

Date: __July 10, 2017___________________

Exhibit 10.1

Exhibit A
Post-Employment General Release and Waiver of Claims

For and in consideration of certain benefits to be provided to me under the letter agreement between me and athenahealth, Inc. (the “Company”), dated as of July 10, 2017 (the “Agreement”), which are conditioned on my signing this General Release and Waiver of Claims (this “Release of Claims”), and to which I am not otherwise entitled, and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives, successors and assigns, and all others connected with or claiming through me, I hereby release and forever discharge the Company and its Affiliates (as defined in the Agreement), and all of their respective past, present and future officers, directors, shareholders, members, managers, general and limited partners, employees, employee benefit plans, administrators, attorneys, trustees, agents, representatives, consultants, successors and assigns, and all those connected with any of them, in their official and individual capacities (collectively, the “Released Parties”), from any and all causes of action, rights and claims, whether known or unknown, which I have had in the past, now have or might now have against the Released Parties, or any of them, including without limitation any and all causes of action, rights and claims in any way related to, connected with or arising out of my employment and/or other relationship with the Company or any of its Affiliates, or the termination thereof, or pursuant to Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws of the Commonwealth of Massachusetts and any other state in which I have provided services to the Company (each as amended from time to time), any public policy, contract, tort or common law, any basis for recovering costs, fees, or other expenses including attorneys’ fees, and/or any other federal, state or local law, regulation or other requirement (collectively, the “Claims”) through the date that I sign this Release of Claims, and I hereby waive all such Claims. I acknowledge and agree that this is a general, and not a limited, release.

I understand that nothing in this Agreement shall be construed to prohibit or prevent me from filing a charge with or participating in any investigation or proceeding conducted by any federal, state, or local agency, provided, however, that I hereby agree to waive my right to recover monetary damages or other individual relief from the Company or any of its Affiliates in any charge, complaint or lawsuit filed by me or by anyone else on my behalf by, with or before any such agency.
If any claim is not subject to release, to the extent permitted by law, I hereby waive any right or ability to be a class or collective action representative or to otherwise participate in any

Exhibit 10.1

putative or certified class, collective or multi-party action or proceeding based on such a claim in which any of the Released Parties is a party.

In signing this Release of Claims, I represent that, as of the date I sign this Release of Claims:

(a)    I have been paid or provided with all compensation, wages, bonuses, commissions, and/or benefits which are due and payable to me;
(b)    I have been granted any leave or accommodation to which I was entitled under the Family and Medical Leave Act, the Americans with Disabilities Act, or related or similar state or local leave or disability accommodation laws;
(c)    I have no known workplace injuries or occupational diseases;
(d)    I have not divulged any proprietary, confidential or privileged information of the Company and I will continue to maintain the confidentiality of such information consistent with Company policy, the Continuing Obligations, the Agreement, and my legal obligations;
(e)    I have not been retaliated against for reporting any allegations of wrongdoing by the Company, its Affiliates or their respective officers or employees, including any allegations of corporate fraud; and
(f)    All of the Company’s decisions regarding my employment, the terms and conditions of my employment, and my pay and benefits through the Separation Date (as defined in the Agreement) were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law, and were not retaliatory.
I acknowledge that this Release of Claims creates legally binding obligations, and that the Company hereby advises me to consult an attorney before signing it. I further acknowledge that I may not sign this Release of Claims prior to the Separation Date. In signing this Release of Claims, I give the Company assurance that I have signed it voluntarily and with a full understanding of its terms; that I have had sufficient opportunity of not less than twenty-one (21) days before signing this Release of Claims to consider its terms and to consult with an attorney, if I wished to do so, or to consult with my immediate family members or my legal or tax advisors; and that I have not relied on any promises or representations, express or implied, that are not set forth expressly in this Release of Claims. I understand that I will have seven (7) days after signing this Release of Claims to revoke my signature, and that, if I intend to revoke my signature, I must do so in writing addressed and delivered to the Company’s General Counsel prior to the end of the seven (7)-day revocation period. I understand that, if I revoke this Release of Claims as described in the preceding sentence, then this Release of Claims shall not take effect. I understand that this Release of Claims will become effective upon the eighth (8th) day following the date that I sign it, provided that I do not revoke my acceptance in accordance with this paragraph.

Exhibit 10.1

Exhibit 10.1

Accepted and agreed:

Signature:    ____________________________
Karl Stubelis

Date:     ____________________________

Exhibit 10.1

Exhibit B
Vesting of Restricted Stock Units

Award No.	Vest Date	Number of RSUs Vesting
5655	9/3/2017	1,375
11731	6/1/2018	3,125
	TOTAL	4,500